Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, AVP & Investor Relations Director	Joel Cunningham, Media Relations
(630) 218-7364	(630) 218-8000 x4897
benchelt@inlandrealestate.com	cunningham@inlandgroup.com

Inland Real Estate Corporation Announces Joint Venture Acquisition of

Shopping Centers in Illinois and Wisconsin

OAK BROOK, IL (December 8, 2011) – Inland Real Estate Corporation (NYSE: IRC) today announced that its joint venture with PGGM has acquired in separate all-cash transactions two retail properties for an aggregate purchase price of approximately $43 million, excluding closing costs and adjustments. On December 7, 2011, the venture acquired Elston Plaza, a grocery-anchored center located in Chicago, Ill., for $18.9 million. Brownstones Shopping Center, also grocery-anchored and located in Brookfield, Wis., a suburb of Milwaukee, was purchased for $24.1 million on November 29, 2011.  The venture anticipates placing financing on the assets at leverage levels consistent with its existing business plan.

Elston Plaza is a market-dominant, grocery-anchored center in a location offering dense urban demographics. The center totals 88,213 square feet of gross leasable area (GLA) and is anchored by Jewel-Osco, Chicago’s market-leading grocer, owned by SuperValu, Inc. Other tenants include Chipotle Mexican Grill, O’Reilly Auto Parts and Chase Bank which occupies 3,000 square feet on a ground lease not included in GLA. The area’s strong demographics include an average household income of approximately $70,300 and a population of nearly 564,000 within a three-mile radius of the property. The center is approximately 95 percent occupied.

Brownstones Shopping Center is located in a busy trade area in one of Milwaukee’s most affluent suburbs. The center includes 137,800 square feet of GLA and is anchored by Metro Market, an upscale grocery concept from Roundy’s Supermarkets, Inc., Wisconsin’s leading grocer. Redeveloped in 2010, the center is also anchored by T.J.Maxx, and additional tenants include T.G.I. Friday’s, Verizon Wireless, Casual Male XL and Pearle Vision. The surrounding population within a three-mile radius of the center is approximately 41,000, with an average household income of $102,501. The center is approximately 93.7 percent leased.

“These assets are all firmly in line with the goals of the joint venture, which seeks to acquire grocery-anchored and community retail centers in strong locations within targeted Midwest markets,” said Scott Carr, president of property management for Inland Real Estate Corporation. “Including Elston Plaza and Brownstones Shopping Center, the joint venture has purchased seven assets with a total acquisition value of $141.3 million, bringing us more than halfway to the targeted goal of $270 million in new acquisitions for the venture.”

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns and operates open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States. As of September 30, 2011, the Company owned interests in 159 investment properties, including 46 owned through its unconsolidated joint ventures, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.